Exhibit 10.3

Effective January 1st, 2011

corporate

incentive plan

buzztime

NTN Buzztime, Inc. Corporate Incentive Plan for Eligible Employees of NTN
Buzztime, Inc.
Fiscal Year 2011

Section		Description
1	Approval
This Plan has been approved by the Nominating, Corporate Governance and Compensation Committee (“the Committee”). This Plan may be changed or modified at any time at the discretion of the Committee. The Committee also has discretion on the impact of merger and acquisition activity and/or investments made beyond the core business as well as any non-recurring accounting adjustments as it relates to the integration to this Plan.

2	Effective Dates	The Plan Period is January 1, 2011 – December 31, 2011.
3	Eligibility
To be an eligible Participant in the Plan, Participants must be employed by Buzztime on or before October 1, 2011, on active, full-time, paid status and not be a Participant in any other Buzztime incentive compensation Plan. (All eligible employees are referred to in this Plan as “Participant(s)”). Only Participants may earn incentive compensation under this Plan.

Additionally, plan Participants must confirm they have read, understood, and agree to abide by the term and conditions in the Personal Incentive Memo and this incentive plan.

Any newly hired Participant who becomes eligible for the Plan during the year may be eligible to receive a prorated incentive amount.
This Plan supersedes any previous contractual agreements or prior incentive plans.

4	Plan Design
(1) Prerequisites to Earning Incentive Compensation
To earn incentive compensation under this Plan, subject to provisions of Section 6, the following criteria must be satisfied: (a) the Participant must be employed by Buzztime on the Payout Date(s).

(2) Performance Measurements

(a) Achievement of targeted EBITDA as approved by the Board of Directors

EBITDA is defined as earnings before interest, tax, depreciation and amortization ( “EBITDA” ).

(b) Achievement of Player “Visits" / Play Duration metrics as approved by the Committee

(c) Achievement of increased levels of Account Retention in the subscriber- customer base and accelerated rates of new subscriber acquisition as approved by the Committee

(d) Achievement of increased levels of Advertising and Marketing Services Sales on the network as approved by the Committee

(3) Payout Weighting and Incentive Earned

(a) Payout - fifty percent (50%) of the payout will be based on meeting Performance Measurement 2(a) the achievement of EBITDA. This is a single trigger requirement and not contingent upon meeting other measurements. The payout pool generated for allocation is formulaic and dependent upon thelevel of pre-accrual EBITDA achieved.

(b) The remaining fifty percent (50%) of the payout will be based on achievement of measurements 2(b) – 2(d). The Committee will evaluate the level of achievement between performance and plan activities which will determine if a payout is warranted. This payout portion of the incentive plan is at the sole discretion of the Committee.

(c) Incentive Earned – Incentive is earned when the Committee approves a payout as evidenced in Committee meeting minutes and the Participant is employed on the payout date(s) subject to all sections of this Plan. These conditions may likely occur on different dates.

(3) Performance Determination
Buzztime’s actual performance against the Performance Measurements for the Plan Period will be determined and approved by the Committee as soon as practicable after the Plan Period ends, subject to the completion and approval by Buzztime of the relevant financial or other Buzztime reports upon which Performance Measurements 2(a) - (d) can be evaluated upon.

Ongoing reporting and forecasts will be generated to provide Participants and the Committee progress updates against performance measurements.

(4) Target Payout
Each Participant will have a Target Payout, assigned by his/her position and job level. The Target Payout expressed as a percentage of their “annual base salary” excluding benefits as of December 31, 2011.

The Target Payout amount will be adjusted when warranted pursuant to Sections 5 and 6.

(5) Plan Terms
The Incentive Payout amount is based on the following terms:

Participant’s Target Payout Amount - Participant’s annual base salary x the Target Payout. For example, annual base salary of $50,000 x 10% = $5,000 Target Payout Amount. Please refer to your personal incentive memo for the percentage amount.

Individual Incentive Payout – The incentive payout amount an individual is awarded after the payout calculations are completed subject to all sections of this Plan.
(6) Payout Calculation Please refer to your personal incentive memo for sample calculation scenarios for illustrative purposes only.
5	Payout Details
Payout Date(s): Subject to Section 8, and provided all the of prerequisites to earning incentive compensation are met pursuant to Section 4, a cash payout will occur within 30 days after receipt of the independent auditor’s report on Buzztime’s annual financial statements for 2011, but no later than March 15, 2012.

Prorated Payouts: The Individual Incentive Payout that otherwise would have been earned in the Plan Period will be prorated when the provisions of Section 6 apply.

Plan Administration and Interpretation: This Plan shall be administered and interpreted by the Committee at its sole discretion. The Committee must approve any exceptions to the term and conditions of this Plan.

401k deferrals: In accordance with the NTN Buzztime, Inc. 401k Plan, no 401k deductions will be withheld from incentive (“bonus”) wages.

Taxes: Incentive payments are in addition to the Participant’s base salary and are included as total cash compensation and, as such, recorded on the Participant’s W-2 (or applicable country statement) statement of wages. Individual Incentive Payouts are considered taxable income and are reported as Gross Income (not “after taxes”). Participants will have all appropriate payroll taxes and withholdings deducted from these incentive payments at the IRS supplemental tax rate.

6	Prorated Participation
Late Entry into the Plan: A Participant who enters into an eligible position and, therefore, becomes a Participant after the beginning of the Plan Period (either through new hire, promotion or transfer) will be assigned a Target Payout and will be able to earn prorated incentive payment on that basis.

Effect of Termination: A PARTICIPANT MUST BE EMPLOYED ON THE PAYOUT DATE(S) TO EARN AN INCENTIVE PAYMENT. IF A PARTICIPANT VOLUNTARILY RESIGNS FROM EMPLOYMENT PRIOR TO THE PAYOUT DATE, NO INCENTIVE PAYMENT IS EARNED. IF BUZZTIME TERMINATES A PARTICIPANT’S EMPLOYMENT PRIOR TO THE PAYOUT DATE(S), NO INCENTIVE PAYMENT IS EARNED.

Effect of Disciplinary Action: Any Participant under disciplinary action (any level of performance counseling, warning and/or performance improvement plan) will be ineligible to participate in the Plan. If the employee upon reevaluation, however, is released from disciplinary action, he/she will at that same time resume eligibility under the Plan and may be eligible to receive a prorated incentive amount that excludes the period of time he/she was under disciplinary action.

Internal Promotions and Transfers: Employees who transfer within Buzztime and/or are promoted into new positions that are not eligible to participate in this Plan will be paid a prorated Individual Incentive Payout. Participants who transfer within and/or promoted into new positions will be re-evaluated to ensure they are at the appropriate incentive level based on their position and job level. The incentive payment during the time in the Plan Period he or she was a Participant is subject to the prerequisites to earning incentive compensation.

Approved Time Off: The Individual Incentive Payout will not be prorated to account for time off due to personal time off not associated with a leave of absence.

Leave of Absence: The Individual Incentive Payout for Participants who are on an approved leave of absence from Buzztime will be prorated based on the length of the approved leave during the Plan Period. During the time an employee is on an approved leave of absence, he or she will not be considered a Participant.

7	At Will Employment
Employment with Buzztime is at-will. This means that just as a Participant is free to resign at any time, Buzztime reserves the right to discharge a Participant at any time, with or without cause or advance notice. In connection with the “at-will” employment relationship, Buzztime also reserves the right to exercise its managerial discretion in reassigning, transferring, promoting or demoting an employee, at any time. Participation in the Plan does not guarantee continued employment for any particular period of time or otherwise change Buzztime’s policy of employment at-will.

8	Company Management Rights
Buzztime reserves the right to amend or terminate this Plan, at any time, at the Board’s discretion, with or without advance notice. Any amendments to the Plan will be in writing and approved by the Committee. If this Plan is amended or terminated prior to the end of the Plan Period, Participants will be paid, according to any amending or terminating documents.

This Plan will automatically terminate at the end of the Plan Period, except that the Payout provisions will continue in effect until satisfied. However, Buzztime, at its discretion, may elect to re-issue the Plan, in writing, with new Effective Dates.

Acknowledgement

Your signature below indicates that you have read, understood, and agreed to the entire NTN Buzztime, Inc. Corporate Incentive Plan for Eligible Employees of NTN Buzztime, Inc. Fiscal Year 2011, which includes the preceding four (4) pages and the Personal Incentive Memo for your position. Different positions are eligible for different incentives and not all positions are eligible for the same level of incentive. Information contained in these documents is strictly confidential and is discouraged from being shared with other employees of NTN Buzztime or with anyone outside the Company without the express consent of the Chief Financial Officer or Vice President of Human Resources of the Company unless required to do so under Sarbanes Oxley Act or the Securities Exchange Commission or other State and Federal laws.

Plan Participant Name (Please Print)

Plan Participant Signature

Date